Exhibit 10.1

BIOGEN INC.
PERFORMANCE-BASED MANAGEMENT INCENTIVE PLAN

1. Purpose

This Performance-Based Management Incentive Plan (this “Plan”) is established by Biogen Inc. (the “Company”) to attract and retain persons of outstanding abilities and to stimulate efforts to bring about strong operating performance and reward the individuals who contribute to this performance. This Plan supersedes and replaces any performance-based management incentive plan previously adopted by the Company or its predecessors and applies to awards granted on or after January 1, 2019.

2. Basic Concepts

Award programs under this Plan shall be developed under the following basic concepts:

A.There shall be an identification of performance periods, which may be a minimum of six (6) and a maximum of sixty (60) consecutive months in length. Because multiple awards may be granted to a Participant under this Plan, performance periods need not be sequential and may overlap or occur simultaneously.

B.With respect to each performance period, there shall be a determination of (i) eligible Participants, (ii) the amount of each participant’s target incentive awards, (iii)  the applicable performance goals, based on the Performance Criteria listed in Section 4.B below and/or such other Company and/or individual performance goals as may be approved by the Compensation and Management Development Committee of the Board of Directors of the Company (the “Committee”), and (iv) the extent to which performance relative to each such performance goal shall determine the amount of the award payable to a Participant.

3. Eligibility

A. Participation in this Plan shall be limited to executive officers of the Company and its subsidiaries and affiliates. Each employee participating in this Plan is referred to as a “Participant.”

B.Unless otherwise authorized by the Committee, Participants shall be excluded from participation in any other cash bonus or incentive program of the Company or any of its subsidiaries and affiliates; provided, however, that Participants shall not be excluded from participation in any equity incentive plan adopted by the Company (whether or not such awards are settled in stock or in cash).

4. Determination of Awards

A.Except as provided otherwise in this Section 4, awards under this Plan shall be paid on account of the attainment of one or more performance goals which: (i) are established by the Committee; (ii) are based on one or more of the criteria listed below in Section 4.B and/or such other Company and/or individual performance goals as may be approved by the Committee, and (iii) state the method for computing the amount of compensation payable to a Participant if the performance goal or goals are attained. Unless otherwise determined by the Committee, Performance Criteria or other performance goals shall be adopted with respect to each performance period by the Committee (A) for performance periods of one year or more, no later than ninety (90) days after the commencement of the performance period; and (B) for periods of less than one year, before twenty-five percent (25%) of the performance period has elapsed. The Committee may waive the achievement of one or more of the applicable performance goals in the case of the death or disability of the Participant or under such other circumstances as the Committee determines are appropriate. The Committee may provide that if certain specified goals are not met, no awards will be made for the performance period to which such goals relate.

B.Performance goals shall be based on specified Company or individual criteria, which may include objectively determinable measures of performance relating to any of, or to any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, functional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies (“Performance Criteria”)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition, expansion or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or achievement of clinical trial or research objectives. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be based on GAAP, non-GAAP or other metrics as contemplated hereby. The Committee may provide that one or more of the Performance Criteria applicable to an award will be adjusted to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Performance goals may also consist of such other individual performance criteria and/or subjective Company performance criteria as determined by the Committee.

C.Except as provided in Section 8.B below, no incentive awards shall be paid to Participants under this Plan unless and until the Committee determines that the applicable Performance Criteria or other performance goals have been attained, and such determination will be final and conclusive.

D.A Participant may receive an incentive award under this Plan that is less than, equal to or greater than his or her target incentive award. The Committee may in its sole discretion adjust an incentive award otherwise payable to a Participant, including on the basis of Company and/or specific individual goals, which may be based on nonobjective factors related to the performance of the Company and/or the Participant, as the case may be.

5. Basis of Participation in Award Programs

A.Awards may, but are not required to, be denominated in (i.e., valued by reference to) the Common Stock of the Company or units of Common Stock of the Company; provided, however, that any awards denominated in cash will be paid in cash as provided in Section 8.A below. Awards denominated in cash may be expressed as a percentage of the annual base pay of the Participant or as a specified dollar amount.

B.In addition to any other terms and conditions set forth in this Plan, all or part of the grant, vesting and/or payment of an award may be made subject to future service and such other restrictions and conditions as may be established by the Committee, and as may be set forth in any award agreement.

6. Administration

A.The overall administration of this Plan shall be under the direction of the Committee. The Committee has discretionary authority, subject only to the express provisions of this Plan, to interpret this Plan; determine eligibility for and grant awards; determine, modify or waive the terms and conditions of any award; prescribe forms, rules and procedures; and otherwise do all things necessary or desirable to carry out the purposes of this Plan. Determinations of the Committee made under this Plan will be conclusive and will bind all persons. The Committee may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine and (ii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate.

B.Responsibility for the ministerial administration of this Plan (for example, payment of awards approved by the Committee) shall be under the direction of the Company’s Head of Human Resources.

7. Determination of Incentive Awards; Limitations on Awards

A.The maximum amount payable under this Plan to any Participant during any calendar year may not exceed $6,000,000 for the Chief Executive Officer and $3,000,000 for any other Participant.

B.The final determination of the extent to which the Performance Criteria and/or other performance goals were achieved for an award will be made by the Committee promptly following the availability of all necessary performance results.

C.For the avoidance of doubt, in no event will any payment of an award exceed 225% of the Participant’s target incentive award.

8. Payments; Effect of Termination of Employment

A.All payments of awards hereunder shall be made in cash within the sooner of 90 days following the end of the applicable performance period or March 15 of the year following the calendar year in which the award was earned.

B.If a Participant’s employment terminates during a performance period due to death or disability, a determination of the amount payable to the Participant or his or her estate will be made as soon as practicable thereafter. Unless otherwise determined by the Committee, the amount to be paid under these circumstances shall be determined by multiplying the Participant’s target incentive award by a fraction, the numerator of which is the number of days completed during the performance period before termination of employment, and the denominator of which is the original length of the performance period. Payment of awards under this Section 8.B will be made within the sooner of 90 days of the termination of employment or March 15 of the year following the calendar year in which employment terminated. If a Participant’s employment terminates during a performance period for any reason other than death or disability, unless the Committee determines otherwise, payment will not be made in respect of any award.

9. General Conditions

A.While it is the intent of the Company to continue this Plan indefinitely, the Company reserves the right to amend, modify or terminate this Plan, any incentive program under this Plan or any Participant’s participation in this Plan at any time or on such conditions as the Committee shall deem appropriate; provided, however, that to the extent that stockholder approval is required pursuant to law or by reason of the rules of the applicable exchange on which shares of the Company’s common stock is publicly traded, no such amendment or modification shall be effective until such time as such stockholder approval is obtained. Except as provided in 8.B above, no Participant shall have any right to any incentive award under this Plan until such award and the amount thereof has been finally approved by the Committee and communicated to such Participant after the end of the performance period for which the award is being made and the Participant remains employed with the Company through such date.

B.This Plan is not a contract between the Company and any Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company.

C.The Committee may cancel, rescind, withhold or otherwise limit or restrict any unpaid award (or require the repayment of an award) at any time if the Participant is not in compliance with all applicable provisions of this Plan and award agreement, if any, or if the Participant engages in any “Detrimental Activity” or as otherwise provided under any applicable clawback or recoupment policy of the Company, as in effect from time to time.

1)In particular, but not in limitation of the foregoing, in the event that a Participant engages or has engaged in Detrimental Activity, any amounts payable to the Participant in the year in which termination of employment occurs under this Plan may be forfeited and the entire amount of any payments made during such year of termination of employment shall be repaid to the Company. Each Participant, by accepting or being deemed to have accepted an award under this Plan, agrees to cooperate fully with the Committee to effectuate any forfeiture required under this Plan. The Participant (and neither the Committee nor the Company) will be solely responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 9.C.

2)For purposes of this Plan, “Detrimental Activity” shall include any action or failure to act that, in the sole determination of the Committee: (i)(a) constitutes financial malfeasance that is materially injurious to the Company, (b) violates the Company’s Code of Conduct, (c) results in the Company’s restatement of its earnings, financial results or financial statements or (d) results in a violation or breach of law or contract that is materially injurious to the Company or (ii) violates any non-competition, non-disclosure or non-solicitation agreement with the Company, or in the event that the Participant has not entered into any such agreement with the Company, the Participant engages in any “Competitive Activity.”

3)For purposes of this Plan, “Competitive Activity” shall include: (i)  the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company or (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company.

D.A Participant’s right and interest under this Plan may not be assigned or transferred, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under this Plan to pay incentive awards with respect to the Participant.

E.This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards.

F.The Company shall have the right to deduct from incentive awards paid any taxes or other amounts required by law to be withheld.

G.Awards under this Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and shall be construed accordingly. Notwithstanding anything to the contrary in this Plan, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

H.The validity, construction, interpretation and effect of this Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws provisions.

(Approved 02.12.2019)